UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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CSS Industries Inc.

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CSS INDUSTRIES, INC.

1845 Walnut Street
Philadelphia, Pennsylvania 19103

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

The 2004 Annual Meeting of Stockholders of CSS Industries, Inc. will be held at The Rittenhouse, 210 West Rittenhouse Square, Philadelphia, Pennsylvania, on Wednesday, August 4, 2004, at 9:30 a.m. local time.

At our Annual Meeting, we will ask you to:

1.	Elect a board of eight directors;

2.	Approve the 2004 Equity Compensation Plan;

3.	Approve an amendment to the Certificate of Incorporation of CSS Industries, Inc. to increase the number of authorized shares of common stock; and

4.	Transact any other business that may properly be presented at the Annual Meeting.

If you were a stockholder of record at the close of business on June 8, 2004, you may vote at the Annual Meeting.

By order of the board of directors,

STEPHEN V. DUBIN
Executive Vice President and Secretary

Philadelphia, Pennsylvania
June 24, 2004

We hope that you will attend the Annual Meeting. Whether or not you plan to attend the meeting, we invite and encourage you to complete, sign and return the enclosed proxy in the envelope provided.

CSS INDUSTRIES, INC.
1845 Walnut Street
Philadelphia, Pennsylvania 19103

PROXY STATEMENT
2004 Annual Meeting of Stockholders

WHY YOU RECEIVED THIS PROXY STATEMENT

You received this proxy statement because the board of directors of CSS Industries, Inc. (“CSS”) is soliciting your proxy to vote at the 2004 Annual Meeting of Stockholders (“Meeting”) to be held at The Rittenhouse, 210 West Rittenhouse Square, Philadelphia, Pennsylvania on Wednesday, August 4, 2004 at 9:30 a.m. local time. This proxy statement provides information regarding the matters to be presented at the Meeting. You may vote in one of two ways: (i) in person, by attending the Meeting and casting your vote, or (ii) by proxy, by completing, signing and returning the enclosed proxy card. We are sending this proxy statement and the accompanying form of proxy to stockholders beginning on June 24, 2004.

WHO CAN VOTE

Stockholders of record at the close of business on June 8, 2004 may vote at the Meeting. On the record date, 11,920,813 shares of CSS common stock, par value $.10 per share, were outstanding. Each share of common stock is entitled to one vote on any matter that is properly presented at the Meeting.

WHO WILL PAY THE COSTS OF THIS PROXY SOLICITATION

We are paying for this solicitation of proxies. In addition to this mailing, proxies may be solicited by telephone by officers, directors or employees of CSS and its affiliated companies, who will not receive payment specifically for these services. We reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding solicitation material to the beneficial owners of CSS shares.

HOW TO BE PART OF AN EFFECTIVE VOTE

In order to have an effective vote on any matter at the Meeting, there must be a quorum. A quorum exists when the holders of a majority of the shares entitled to vote are present in person or represented by proxy. Directors will be elected by a plurality of the votes cast at the Meeting. This means that the eight nominees receiving the most votes will be elected as directors. Approval of the amendment to the CSS Certificate of Incorporation (the “Amendment”) requires the affirmative vote of holders of a majority of our outstanding common stock. Approval of the 2004 Equity Compensation Plan (the “2004 Plan”), and any other matter to be voted on at the Meeting require the affirmative vote of the holders of a majority of the shares present at the meeting, in person or represented by proxy.

You may vote at the Meeting by attending in person and submitting a ballot or by completing and properly submitting the enclosed proxy. The shares represented by each properly completed proxy card will be voted at the Meeting in accordance with each stockholder’s choices. For the election of directors, votes may be cast in favor or withheld. Votes that are withheld will not be counted in the vote and will have no effect, other than to determine the presence of a quorum. Abstentions may not be specified for the election of directors. An abstention on either the proposal to approve the 2004 Plan, the proposal to approve the Amendment or on any other matters to be voted on at the Meeting is counted as a vote against, and a “broker non-vote” generally is not counted on such matters, except as to the Amendment where a broker non-vote has the same effect as an abstention. A “broker non-vote” occurs when a nominee (such as a broker) does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

If you do not indicate on the proxy card how you wish to have your shares voted, the shares will be voted as recommended by the board of directors. If any additional matters are properly presented at the Meeting, the proxy holders will vote in their discretion. This authority is given to the proxy holders in the enclosed form of proxy.

HOW YOU MAY REVOKE YOUR PROXY

You may revoke your proxy at any time before the vote is taken at the Meeting by filing with the Secretary of CSS a written revocation or another form of proxy bearing a date later than the date of the proxy that you submitted previously. You may also revoke your proxy by attending the Meeting and voting in person. Your attendance at the Meeting will not in and of itself constitute revocation of a proxy if you do not file a written revocation, submit a later-dated proxy or vote in person.

Your vote is important. We therefore invite and encourage you to complete, sign and return the accompanying proxy whether or not you plan to attend the Annual Meeting.

OUR INDEPENDENT ACCOUNTANTS, THEIR FEES AND THEIR ATTENDANCE AT THE ANNUAL MEETING

The Audit Committee engaged KPMG LLP (“KPMG”) as CSS’ independent public accountants to audit our financial statements for our fiscal year ended March 31, 2004. A representative of KPMG is expected to attend the Meeting. This representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to your questions.

The audit fees billed by KPMG for each of our fiscal years ended March 31, 2004 and March 31, 2003 and other fees billed by KPMG in those fiscal years were as follows:

Type of Fee	2004	2003

Audit Fees	$577,000	$491,000
Audit-Related Fees	—	47,511
Tax Fees	69,174	46,000
All Other Fees	—	—

	$646,174	$584,511

Audit Fees

Audit fees were paid for the audit of CSS’ annual consolidated financial statements and the reviews of CSS’ consolidated financial statements included in CSS’ Quarterly Reports on Form 10-Q.

Audit-Related Fees

There were no audit-related fees paid in 2004. Audit-related fees were paid in 2003 for services that included due diligence services and closing balance sheet audits related to the acquisition of Crystal Creative Products, Inc. (“Crystal”).

Tax Fees

Tax fees of $58,400 and $25,000 were paid for tax compliance in 2004 and 2003, respectively. Such compliance services included assistance with tax return preparation. Tax fees for tax advice and tax planning in the amount of $10,774 and $21,000 were paid in 2004 and 2003, respectively.

All Other Fees

There were no fees paid in 2004 or 2003 for products and services provided by KPMG other than the services referred to above.

CSS SECURITY OWNERSHIP

The following table shows all persons who we know to beneficially own at least five percent of our common stock as of June 8, 2004, unless otherwise noted. The table also shows, as of that date, all beneficial ownership of our common stock by each of our current directors, each of the executive officers listed in the Summary Compensation Table under “Executive Compensation” below and all directors and executive officers as a group.

Beneficial Owner	Number of Shares Beneficially Owned(1)		Percent of Class(2)
Dimensional Fund Advisors Inc.	744,688	(3)	6.25%
Royce & Associates, LLC	666,100	(4)	5.59%
T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc.	1,384,450	(5)	11.61%
Ellen B. Kurtzman	3,026,447	(6)	25.39%
James H. Bromley	280,938	(7)	2.36%
Stephen V. Dubin	528,684	(8)	4.43%
David J. M. Erskine	365,890	(9)	3.07%
Jack Farber	752,964	(10)	6.32%
Leonard E. Grossman	162,432	(11)	1.36%
James E. Ksansnak	49,849	(12)	*
Rebecca C. Matthias	1,000	(13)	*
Michael L. Sanyour	36,580	(14)	*
Steven A. Cohen	66,977	(15)	*
Clifford E. Pietrafitta	137,976	(16)	1.16%
All directors and executive officers of CSS as a group (twelve (12) persons, including the individuals named above)	2,104,599	(17)	17.65%

*	Ownership is less than 1 percent of the class.

(1)
“Beneficial ownership” is determined in accordance with Securities and Exchange Commission (“SEC”) regulations. Therefore, the table lists all shares as to which a person listed has or shares the power to vote or to direct disposition. In addition, shares issuable upon the exercise of outstanding stock options exercisable at June 8, 2004 or within 60 days thereafter are considered outstanding and to be beneficially owned by the person holding such options for the purpose of computing such person’s percentage beneficial ownership, but are not deemed outstanding for the purposes of computing the percentage beneficial ownership of any other person. Unless otherwise indicated, each person has the sole power to vote and to direct disposition of the shares listed as beneficially owned by such person.

(2)	This percentage is calculated based upon a total of 11,920,813 shares of common stock outstanding at June 8, 2004.

(3)
This information is as of December 31, 2003. Dimensional Fund Advisors Inc. (“Dimensional”) is located at 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. Dimensional has disclosed in a Schedule 13G filed with the SEC on February 6, 2004 that it is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and that it furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over these shares. For purposes of the reporting requirements of the Securities Act of 1934, Dimensional is deemed to be the beneficial owner of such shares; however, Dimensional expressly disclaims that it is the beneficial owner of such shares.

(4)
This information is as of March 31, 2004. Royce & Associates, LLC (“Royce”) is located at 1414 Avenue of the Americas, New York, NY 10019. Royce disclosed in a Schedule 13G filed with the SEC on January 29, 2004 that it is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940.

(5)
This information is as of March 31, 2004 and is derived from Schedule 13F filed with the SEC on May 14, 2004 by T. Rowe Price Associates, Inc. (“Price Associates”) and supplemental information provided by Price Associates. Price Associates is located at 100 E. Pratt Street, Baltimore, MD 21202. Price Associates has advised us that these shares are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the shares. Price Associates has further advised us that it has sole voting power over 423,650 of the shares listed in the table, T. Rowe Price Small-Cap Value Fund, Inc. has sole voting power over 926,300 of such shares and an institutional investor has sole voting power over the remaining 34,500 shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of the shares listed; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such shares.

(6)
Ms. Kurtzman, Mr. Farber’s daughter, has a business address at 1105 North Market Street, Wilmington, DE 19801. She owns 215,487 shares directly. In addition, the shares shown in the table include the following: 179,278 shares held by the Farber Family Charitable Lead Annuity Trust, for which Ms. Kurtzman is the sole trustee; 965,151 shares held by a trust for the benefit of Jack Farber, for which Ms. Kurtzman is the sole trustee; 351,042 shares held by a trust for the benefit of Vivian Farber, her mother, for which Ms. Kurtzman is the sole trustee; 83,475 shares held by trusts for the benefit of two of Ms. Kurtzman’s children, for which Ms. Kurtzman serves as co-trustee with her mother; 176,292 shares held by two trusts, one for the benefit of Ms. Kurtzman’s son and the other for the benefit of Ms. Kurtzman’s nephew, for which Ms. Kurtzman serves as co-trustee with her brother; 305,722 shares held by the Farber Family Foundation, Inc., a charitable foundation, the members, officers and directors of which are Ms. Kurtzman, her mother, her father and her brother; and 750,000 shares held by Delv, L.P. (the “Partnership”). Ms. Kurtzman has voting and investment power over the shares owned by the Partnership in her capacity as the sole director, President, Treasurer and Secretary of Delv, Inc. (“General Partner”), the general partner of the Partnership. The General Partner owns a 0.1 percent interest in the Partnership, and the remaining 99.9 percent interest in the Partnership is owned by the 2003 Farber Family Trust, of which Ms. Kurtzman is the sole trustee. As a limited partner, the 2003 Farber Family Trust does not have the power to vote or dispose of the shares owned by the Partnership and it does not otherwise have voting or investment power with respect to such shares. One half of the outstanding common stock of the General Partner is owned by each of two trusts, for which Ms. Kurtzman serves as the sole trustee. As a matter of policy, the Farber Family Foundation, Inc. will not vote the shares of common stock that it owns. Ms. Kurtzman disclaims beneficial ownership of all shares held by the Farber Family Foundation, Inc., the Partnership and by the aforementioned trusts to the extent that she does not have a pecuniary interest in them.

(7)	The shares shown in the table include options to purchase 21,000 shares of common stock.

(8)
The shares shown in the table include options to purchase 114,642 shares of common stock and 31,676 shares held by the Farber Foundation, a charitable foundation for which Messrs. Dubin, Farber and Pietrafitta are the members and, together with Mr. Erskine, the directors. As a matter of policy, the Farber Foundation, will not vote the shares of common stock that it owns. Mr. Dubin disclaims beneficial ownership of the shares held by the Farber Foundation.

(9)
The shares shown in the table include options to purchase 286,964 shares of common stock, 6,000 shares owned by Mr. Erskine’s wife, 750 shares owned by a trust for the benefit of Mr. Erskine’s stepson for which Mr. Erskine and his wife serve as co-trustees and 750 shares owned by a trust for the benefit of another stepson of Mr. Erskine for which Mr. Erskine’s wife serves as a co-trustee with another person. The shares shown in the table also include 31,676 shares held by the Farber Foundation, a charitable foundation for which Messrs. Dubin, Erskine, Farber and Pietrafitta are the directors. As a matter of policy, the Farber Foundation will not vote the shares of common stock that it owns. Mr. Erskine disclaims beneficial ownership of all such shares owned by his spouse, by the trusts for the benefit of his stepsons and by the Farber Foundation.

(10)
Mr. Farber, who has a business address at 1845 Walnut Street, Suite 800, Philadelphia, PA 19103, owns 219,510 shares directly. In addition, among the shares beneficially owned by Mr. Farber are 158,303 shares of common stock owned by a trust for the benefit of Mr. Farber’s son, for which Mr. Farber serves as co-trustee with his son; 83,475 shares owned by trusts for the benefit of two of Mr. Farber’s grandchildren, for which Mr. Farber’s wife serves as co-trustee with his daughter, Ellen B. Kurtzman; 260,000 shares held by the Farber Family Foundation, Inc., a charitable foundation for which the members, directors and officers are Mr. Farber, his wife, his daughter and his son; and 31,676 shares held by the Farber Foundation, a charitable foundation for which Messrs. Farber, Dubin and Pietrafitta are the members and, together with Mr. Erskine, the directors. Not included in the number of shares beneficially owned by Mr. Farber are an additional 45,722 shares held by the Farber Family Foundation, Inc. as to which Mr. Farber’s daughter, Ellen B. Kurtzman, has sole voting and investment power. As a matter of policy, the Farber Foundation and the Farber Family Foundation, Inc. will not vote the shares of common stock that they own. Mr. Farber disclaims beneficial ownership of all shares owned directly or beneficially by the Farber Foundation, the Farber Family Foundation, Inc. and the trusts for the benefit of his family members.

(11)	The shares shown in the table include options to purchase 33,000 shares of common stock.

(12)	The shares shown in the table include 16,849 shares owned by a trust for the benefit of Mr. Ksansnak and options to purchase 33,000 shares of common stock.

(13)	Ms. Matthias owns these shares jointly with her spouse.

(14)	The shares shown in the table reflect options to purchase 33,000 shares of common stock.

(15)	The shares shown in the table include options to purchase 61,389 shares of common stock.

(16)
The shares shown in the table include options to purchase 84,150 shares of common stock and 31,676 shares held by the Farber Foundation, a charitable foundation for which Messrs. Dubin, Farber and Pietrafitta are the members and, together with Mr. Erskine, the directors. As a matter of policy, the Farber Foundation will not vote the shares of common stock owned by it. Mr. Pietrafitta disclaims beneficial ownership of the shares held by the Farber Foundation.

(17)	The shares shown in the table include options to purchase a total of 723,915 shares of common stock.

ELECTION OF DIRECTORS

Our board of directors currently has eight members. Directors who are elected will hold office until the 2005 annual meeting of stockholders and until the election and qualification of their respective successors. The board of directors, upon the recommendation of its Nominating and Governance Committee, has nominated for election as directors the persons whose names are listed below, all of whom are presently directors of CSS. The board of directors believes all of these persons will be able to serve as directors. However, if this should not be the case, the proxies may be voted for one or more substitute nominees, to be designated by the board of directors, or the board of directors may decide to reduce the number of directors, in each instance after consideration of the recommendation of its Nominating and Governance Committee.

The board of directors recommends a vote FOR the election of all the nominees listed below.

Please review the following information about the nominees for election to our board of directors.

James H. Bromley
Mr. Bromley, 65, has been an independent consultant since September 1996. From September 1996 to December 1997, he served as Chairman of our former Direct Mail Business Products Group and Vice Chairman of Rapidforms, Inc., formerly a subsidiary of CSS. He has served as one of our directors since 1989.

Stephen V. Dubin
Mr. Dubin, 66, has been our Executive Vice President since June 1999. From May 1996 to June 1999, he served as Senior Vice President – Law and Human Resources. Mr. Dubin has also been our Secretary and General Counsel since 1978. From 1978 to May 1996, he also served as a Vice President of CSS. He has served as one of our directors since November 1995.

David J. M. Erskine
Mr. Erskine, 57, has been our President and Chief Executive Officer since June 1999. From August 1996 to May 1999, he served as President and from February 1997 to May 1999, he also served as Chief Executive Officer of Scott Paper Limited, a manufacturer and distributor of tissue products, located in Ontario, Canada. He has served as one of our directors since July 1999.

Jack Farber	Mr. Farber, 71, has been our Chairman since 1979. From 1979 to May 1999, he was also our President and Chief Executive Officer. Mr. Farber has served as one of our directors since 1978.

Leonard E. Grossman	Mr. Grossman, 69, has been a private investor since 1989. Mr. Grossman has served as one of our directors since 1982.

James E. Ksansnak
Mr. Ksansnak, 64, has been Chairman of the Board and a Director of Tasty Baking Company since May 2003. He served as Vice Chairman of ARAMARK Corporation from May 1997 to February 2001 and currently serves on its Board of Directors. Mr. Ksansnak has served as one of our directors since 1988.

Rebecca C. Matthias
Ms. Matthias, 51, has been President and a director of Mothers Work, Inc. since 1982. She also has served as Chief Operating Officer of Mothers Work, Inc. since January 1993. Ms. Matthias has served as one of our directors since 2003.

Michael L. Sanyour	Mr. Sanyour, 73, has been a Principal of CMS Companies, a financial services and insurance concern, since 1987. He has served as one of our directors since 1980.

CORPORATE GOVERNANCE

Corporate Governance Principles and Other Corporate Governance Documents

Our Corporate Governance Principles, including guidelines for the determination of director independence, the operations, structure and meetings of the Board of Directors (the “Board”), the committees of the Board and other matters relating to our corporate governance, are available on the Investors page of the CSS website. Also available on the Investors page are other corporate governance documents, including the Code of Ethics and Internal Disclosure Procedures, the Code of Business Conduct, the Charter of the Audit Committee, the Charter of the Nominating and Governance Committee and the Charter of the Human Resources Committee. You may access these documents at www.cssindustries.com/investors.

Board Independence

The Board has affirmatively determined that each of James H. Bromley, Leonard E. Grossman, James E. Ksansnak, Rebecca C. Matthias and Michael L. Sanyour has no material relationship with CSS (either directly or as a partner, stockholder or officer of an organization that has a relationship with CSS) and is an independent director within the meaning of the New York Stock Exchange (“NYSE”) rules.

The Board has further determined that each of the members of the Audit Committee, the Human Resources Committee and the Nominating and Governance Committee are independent within the meaning of the NYSE rules.

To assist the Board in making determinations of independence, the Board has adopted the following categorical standards:

(i)
A director will not be independent, if within the preceding three years: (A) the director was employed by CSS; (B) an immediate family member of the director was employed by CSS as an executive officer; (C) the director was employed by or affiliated with CSS’ present or former external or internal auditor; (D) an immediate family member of the director was employed by or affiliated with CSS’ present or former external or internal auditor in a professional capacity; (E) the director, or an immediate family member of the director, was employed as an executive officer of another entity, as to which any of CSS’ executive officers served on the compensation committee of such other entity; (F) the director, or an immediate family member of the director, received more than $100,000 per year in direct compensation from CSS, other than director-related fees; or (G) the director was an executive officer or otherwise employed by an entity, or an immediate family member of the director was employed by an entity, that made payments to, or received payments from, CSS for property or services in an amount which in any of CSS’ fiscal years exceeded the greater of $1 million or two percent of the other entity’s gross revenues.

(ii)
Service by a CSS director as an executive officer of a charitable organization as to which the charitable contributions made by CSS and the Farber Foundation to such charitable organization are less than the greater of two percent of that organization’s total annual charitable receipts or $1 million per annum, shall not be considered a material relationship that would impair a director’s independence.

All independent directors satisfied these categorical standards.

Executive Sessions of Non-Management Directors

James H. Bromley, Chairman of the Nominating and Governance Committee, has been chosen to preside at the regularly scheduled executive sessions of non-management directors. Each session has been scheduled to be held immediately following each regularly scheduled meeting of the Board. Stockholders or other interested persons wishing to communicate with members of the Board should send such communications to Mr. Bromley c/o CSS Industries, Inc. at 1845 Walnut Street, Suite 800, Philadelphia, PA 19103. Mr. Bromley will forward these communications to specified individual directors, or, if applicable, to all the members of the Board as he deems appropriate.

The Board and Board Committees

The Board held eight meetings and acted once by unanimous consent during our past fiscal year. The Board does not have a formal policy concerning attendance at its Annual Meeting of Stockholders but encourages all directors to attend. All of the Board members attended the 2003 Annual Meeting of Stockholders.

CSS has an Executive Committee, an Audit Committee, a Human Resources Committee, and a Nominating and Governance Committee, as well as two committees that respectively administer CSS’ 1995 Stock Option Plan for Non-Employee Directors and CSS’ 2000 Stock Option Plan for Non-Employee Directors. The Human Resources Committee performs the functions typically performed by a compensation committee.

Executive Committee

The members of the Executive Committee are Messrs. Bromley, Farber (Chairman) and Sanyour. The Executive Committee may exercise all the authority of the Board in our business and affairs, to the extent permitted by law, at a time when action of the entire Board is not feasible. On February 26, 2004, Mr. Erskine resigned as a member of the Executive Committee and was replaced by Mr. Bromley. This action was taken to assure that a majority of the members of the Executive Committee are independent directors.

The Executive Committee did not hold any meetings, but acted twice by unanimous consent during our past fiscal year.

Audit Committee

The members of the Audit Committee are Messrs. Bromley, Grossman (Chairman) and Ksansnak. The Audit Committee oversees the integrity of CSS’ financial statements, has sole authority to retain, compensate, terminate, oversee and evaluate the independent auditors, and reviews and approves in advance all audit and lawfully permitted non-audit services performed by the independent auditors, subject to the pre-approval policy described below. In addition, the Audit Committee reviews and discusses with management and the independent auditors the annual audited financial statements and quarterly financial statements included in CSS’ filings with the Securities and Exchange Commission; oversees CSS’ compliance with legal and regulatory requirements;

oversees the performance of the persons performing CSS’ internal audit function; and meets separately with the independent auditors and CSS’ own internal auditors as often as deemed necessary or appropriate by the Committee. The Audit Committee also oversees CSS’ internal controls and periodically discusses with management the Company’s major risk exposures and steps that management has taken to monitor and control such exposures.

You may contact CSS’ Audit Committee to report complaints about CSS’ accounting, internal accounting controls or auditing matters by writing to the following address: Audit Committee, c/o CSS Industries, Inc., 1845 Walnut Street, Suite 800, Philadelphia, PA 19103. You can report your concerns to the Audit Committee anonymously or confidentially.

The Board has determined that Messrs. Bromley, Grossman and Ksansnak each meet the criteria of an “audit committee financial expert” as that term is defined in Securities and Exchange Commission regulations.

The annual audit services engagement terms and estimated fees are subject to specific pre-approval of the Audit Committee. The Audit Committee has adopted a pre-approval policy relating to non-audit services that may be performed by our independent auditors. The services can be pre-approved by the Audit Committee or by any member or members of the Audit Committee, provided that no member has authority to approve any non-audit service that is expected to result in fees during any fiscal year of over $50,000 for such service and no two members have authority to approve any non-audit service that is expected to result in fees during any fiscal year of over $100,000 for such service. Any approvals by a member are reported to the Audit Committee, for informational purposes, at its next regular meeting following such approval.

In addition, the Audit Committee may pre-approve, on an annual basis, non-audit services that are described in sufficient detail so that the Committee knows precisely what services it is being asked to pre-approve and can make a well-reasoned assessment of the impact of those services on CSS’ outside auditor’s independence.

The Audit Committee’s Charter may be reviewed on the CSS website at www.cssindustries.com/investors.

The Audit Committee met six times and acted twice by unanimous consent during our past fiscal year.

Human Resources Committee

The members of the Human Resources Committee are Ms. Matthias and Messrs. Bromley, Ksansnak (Chairman) and Sanyour. The Human Resources Committee oversees the development and implementation of CSS’ compensation and benefit policies, plans and programs. In addition, the Human Resources Committee annually evaluates the compensation of the Chief Executive Officer and other executive officers of CSS and its subsidiaries with a base salary over $150,000; determines the amounts and individual elements of compensation for the Chief Executive Officer and (after evaluation in conjunction with the Chief Executive Officer) other executive officers of CSS and its subsidiaries with a base salary over $150,000; evaluates the terms and administration of CSS’ annual and long term incentive compensation plans; evaluates and makes recommendations to the Board with respect to the terms and administration of CSS’ equity-based plans; approves revisions to CSS’ executive salary range structure and salary increase guidelines; and periodically evaluates CSS’ employee benefit programs. If the proposed 2004 Plan is approved by the stockholders, the Human Resources Committee would have the power to make grants and would have general administration authority under the 2004 Plan.

The Charter of the Human Resources Committee may be reviewed on the CSS website at www.cssindustries.com/investors.

The Human Resources Committee met three times and acted eleven times by unanimous consent during our past fiscal year.

Nominating and Governance Committee

The members of the Nominating and Governance Committee are Ms. Matthias and Messrs. Bromley (chairperson) and Sanyour. The Nominating and Governance Committee is responsible for identifying qualified individuals for board membership and recommending individuals for nomination to the Board and its committees. In addition, the Nominating and Governance Committee reviews and makes recommendations to the Board as to changes in Board structure, the range of qualifications that should be represented on the Board and eligibility criteria for individual Board membership. The Nominating and Governance Committee is also responsible for developing and recommending corporate governance principles to the Board and overseeing the evaluation of the Board and management.

The Charter for the Nominating and Governance Committee may be reviewed on the CSS website at www.cssindustries.com/investors.

The Nominating and Governance Committee met once during our past fiscal year.

Consideration of Director Candidates

The Nominating and Governance Committee considers candidates for Board membership. Our Corporate Governance Principles provide that directors are expected to possess the highest personal and professional ethics, integrity and values and relevant experience. They are also expected to be committed to the long-term interests of the Company’s stockholders, and to have an inquisitive and objective perspective, practical wisdom and mature judgment. In addition, directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively. In this regard, our Corporate Governance Principles provide that directors should not serve on more than three other public company boards (two other public company boards if the director serves as chief executive officer of another entity, or in an equivalent position). The charter of the Nominating and Governance Committee provides that in evaluating nominees, the Nominating and Governance Committee shall consider attributes set forth above, and such other factors as it deems appropriate, which may include judgment, skill, experience with businesses and other organizations comparable to CSS, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and its committees. Pursuant to the By-Laws of the Company, directors will not be nominated for election in the calendar year in which they reach their 75th birthday.

Stockholders can recommend candidates for nomination by writing to Mr. Bromley, c/o CSS Industries, Inc., 1845 Walnut Street, Suite 800, Philadelphia, PA 19103. In order to enable consideration of the candidate in connection with our 2005 Annual Meeting of Stockholders, a stockholder must submit the following information by 120 days before the one-year anniversary of the date of mailing of CSS’ proxy materials for the 2004 Annual Meeting of Stockholders: (1) the name of the candidate and information about the candidate that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission; (2) information about the relationship between the candidate and the recommending stockholder; (3) the consent of the candidate to serve as a director; and (4) proof of the number of shares of CSS’ common stock that the recommending stockholder owns and the length of time the shares have been owned. In considering any candidate proposed by a stockholder, the Nominating and Governance Committee will reach a conclusion based on the criteria described above. The Nominating and Governance Committee may seek additional information regarding the candidate. The manner in which the Nominating and Governance Committee evaluates the potential directors will be the same for candidates recommended by stockholders as for candidates recommended by others. After full consideration, the stockholder proponent will be notified of the decision of the Nominating and Governance Committee.

1995 Plan and 2000 Plan Committees

The members of both the Stock Option Committee under the CSS 1995 Stock Option Plan for Non-Employee Directors (the “1995 Plan”) and the Stock Option Committee under the CSS 2000 Stock Option Plan for Non-Employee Directors (the “2000 Plan”) are Messrs. Farber, Erskine and Dubin. The committees administer the 1995 Plan and the 2000 Plan, respectively.

The 1995 Plan and 2000 Plan Committees acted once by unanimous consent during our last fiscal year.

Code of Ethics and Internal Disclosure Procedures (Employees) and Code of Business Conduct and Ethics (Board)

CSS has a Code of Ethics and Internal Disclosure Procedures applicable to all employees, including officers, which contain specific provisions relating to the chief executive officer and senior financial employees of CSS. This document is available on the CSS website at www.cssindustries.com/investors. Among other things, the

Code of Ethics and Internal Disclosure Procedures are designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosures in reports and documents required to be filed by CSS with the Securities and Exchange Commission and in other public communications made by CSS; and to promote compliance with applicable governmental laws, rules and regulations. The Code of Ethics and Internal Disclosure Procedures provide for the prompt internal reporting of violations and contain provisions regarding accountability for adherence to its provisions. The Board also has adopted a Code of Business Conduct and Ethics applicable to the Board. This document is available on the Investors page of the CSS website at www.cssindustries.com/investors. We intend to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of our Code of Ethics and Internal Disclosure Procedures and our Code of Business Conduct and Ethics by making disclosures concerning such matters available on the Investors page of our website.

Compensation of Directors

Each of our directors who is not a full time employee of CSS or its subsidiaries receives an annual fee of $20,000, as well as $850 for attendance at each meeting of the Board or its committees or for each consultation with management relating to his or her duties as a director, and is entitled to participate in the 2000 Plan. In addition, each chairperson of the Audit Committee, the Human Resources Committee and the Nominating and Governance Committee receives an additional annual fee of $4,000. The 2000 Plan currently provides for the automatic grant to each non-employee director of nonqualified stock options on the last business day of November, annually through 2005, to purchase 6,000 shares of our common stock, at an exercise price equivalent to the closing price per share of our common stock on the last trading date preceding the date the options are granted. Accordingly, each non-employee director received an automatic grant of options to purchase 6,000 shares of common stock on November 28, 2003 at an exercise price of $29.71 per share. The options vest at the rate of 25 percent per year over four years on each annual anniversary of the grant, and expire ten years following the initial grant date.

APPROVAL OF 2004 EQUITY COMPENSATION PLAN

The Proposal

At the Meeting, there will be presented to the stockholders a proposal to approve the adoption of the 2004 Plan. The 2004 Plan was adopted by the Board upon the recommendation of the Human Resources Committee on February 26, 2004, as amended on June 7, 2004, subject to stockholder approval, and will terminate on August 3, 2014.

The 2004 Plan provides for the grant of incentive stock options (“ISOs”), nonqualified stock options (“NQSOs”), stock appreciation rights (“SARs”), restricted stock grants, stock bonuses and other awards to officers and other employees of CSS and its subsidiaries at the discretion of the Human Resources Committee. The Board adopted the 2004 Plan to promote the interests of CSS by providing incentives to designated officers and employees of CSS and its subsidiaries, to encourage them to contribute materially to the growth of CSS and to align their economic interests with those of CSS stockholders.

The Board adopted the 2004 Plan as a replacement for CSS’ existing 1994 Plan. The 1994 Plan was adopted in 1994 and will expire on November 4, 2004.

The Board unanimously recommends a vote FOR the proposal.

Description of the 2004 Plan.

General.     Subject to adjustment in certain circumstances as discussed below, the 2004 Plan authorizes the issuance of up to 2,000,000 shares of common stock of CSS. To the extent options granted under the 2004 Plan terminate, expire or are canceled without being exercised, or if any shares of restricted stock are forfeited, the shares subject to such option or award will again become available for purposes of the 2004 Plan.

Administration of the 2004 Plan.     The 2004 Plan provides that it is to be administered and interpreted by the Human Resources Committee of the Board, which consists of not less than three persons appointed by the Board from among its members, all of whom must be “outside directors” as defined under Section 162 (m) of the Internal Revenue Code of 1986, as amended (the “Code”) and related Treasury regulations, “non-employee directors” as defined by Rule 16b-3 under the Securities Exchange Act of 1934 and “independent directors” in accordance with the NYSE Rules relating to corporate governance. The Human Resources Committee has the sole authority to determine (i) the individuals to whom stock options and/or SARs and/or restricted stock grants (collectively, “Grants”) are to be awarded under the 2004 Plan, (ii) the type, size and terms of each Grant, (iii) the time when the Grants are to be made and the duration of the exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) the amendment of the terms of any previously issued Grant; and (v) any other matters arising under the 2004 Plan. The Human Resources Committee has full power and authority to make factual determinations and to adopt or amend any rules, agreements and/or instruments in order to implement the 2004 Plan.

Grants.     All Grants are subject to the terms and conditions set forth in the 2004 Plan and to such other terms and conditions consistent with the 2004 Plan as the Human Resources Committee deems appropriate and as are specified in a writing (the “Grant Instrument”) by the Human Resources Committee to the designated individual. The Human Resources Committee may approve the form and provisions of each Grant Instrument to an individual or delegate such authority to one or more of the executive officers of CSS (to the extent permitted by law or corporate governance rules of the NYSE). Grants under the 2004 Plan need not be uniform among the designated individuals receiving the same type of Grant.

Eligibility for Participation.     Officers and other employees of CSS and its subsidiaries are eligible to participate in the 2004 Plan. The Human Resources Committee shall, in its discretion, select the persons to receive Grants (the “Grantees”) and determine the number of shares of common stock subject to a particular Grant. The number of Grantees may vary from year to year. It is not possible to state in advance the exact number or identity of the Grantees or the amounts of the Grants. As of June 8, 2004, approximately 86 employees would be eligible for grants under the 2004 Plan, if the 2004 Plan is approved by stockholders.

Stock Options.     The Human Resources Committee may grant options intended to qualify as ISOs within the meaning of Section 422 of the Internal Revenue Code, or NQSOs that are not intended to so qualify or any combination of ISOs or NQSOs (collectively, “Stock Options”), in accordance with the terms and conditions set forth in the 2004 Plan.

The option price per share of an ISO is determined by the Human Resources Committee, but must be equal to or greater than the fair market value of a share of common stock on the date of Grant. However, if the Grantee of an ISO is a person who holds more than 10 percent of the combined voting power of all classes of outstanding stock of CSS, the option price per share underlying an ISO must be at least 110 percent of the fair market value of a share of common stock on the date of Grant. To the extent that the aggregate fair market value of shares of common stock, determined on the date of Grant, with respect to which ISOs are exercisable for the first time by a Grantee during any calendar year exceeds $100,000, such ISOs will be treated as NQSOs. The option price per share of a NQSO is determined by the Human Resources Committee at its discretion and may be equal to, greater than, or less than the fair market value of a share of common stock on the date of Grant. Subject to certain exceptions as determined by the Human Resources Committee, Stock Options granted to those employees who are treated as non-exempt under the Fair Labor Standards Act of 1938, as amended, may not have an exercise price per share that is less than 85 percent of the fair market value per share of CSS common stock as of the date of the grant and may not be exercised for at least six months after the date of the grant. The measure for fair market value is the closing price of the common stock on the NYSE on the last trading date immediately preceding the date of Grant. The fair market value of a share of CSS common stock on June 8, 2004 was $34.09 per share.

The Human Resources Committee determines the term of each Stock Option; provided, however, that the term may not exceed 10 years from the date of Grant, or, if the Grantee of an ISO is a person who holds more than 10 percent of the combined voting power of all classes of outstanding stock of the Company, the term may not exceed five years from the date of Grant. The vesting period for Stock Options commences on the date of Grant and ends on such date as is determined by the Human Resources Committee, in its sole discretion, which is specified in the Grant Instrument. A Grantee may exercise a Stock Option by delivering notice of exercise to CSS with accompanying payment of the Stock Option price. The Grantee may pay the Stock Option price either (i) in cash; (ii) by delivering shares of common stock already owned by the Grantee, held for the requisite period of time to avoid adverse accounting consequences for CSS (subject to such other restrictions as the Human Resources Committee deems appropriate) and having a fair market value on the date of exercise equal to the option price, or with a combination of cash and shares of common stock; (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board or (iv) by such other method as the Human Resources Committee may approve. The Human Resources Committee, in its sole discretion, may authorize loans by CSS to Grantees in connection with an option exercise to the extent permitted by applicable laws. In addition, the amount of any federal, state or local withholding tax due in connection with such Stock Option exercise must be paid by the grantee. Unless prohibited by the Human Resources Committee, withholding obligations may be satisfied by the Company’s withholding of shares of common stock purchased in connection with the exercise of a Stock Option.

Termination of Stock Options as a Result of Termination of Employment, Disability or Death.     If a Grantee ceases to serve as an employee of CSS for any reason other than death, voluntary termination by the employee or termination for cause, such person’s Stock Options will terminate 90 days following the date on which he or she ceases to be employed. In the event of the death of an employee, such employee’s personal representative may exercise the Stock Options within 180 days from the date on which the Grantee ceases to be employed. If the Grantee is terminated for cause or voluntarily terminates employment, any Stock Options held by the Grantee will terminate as of the date the employee ceases employment. In such a case, the Grantee will also forfeit all shares underlying any Stock Option that has been exercised but for which CSS has not yet delivered share certificates. In each case described above, the Human Resources Committee may specify a different termination date, but in any event no later than the date of expiration of the Grant.

Restricted Stock Grants.     The Human Resources Committee may issue or transfer shares of CSS common stock to employees under a restricted stock grant for consideration or no consideration, and subject to restrictions or no restrictions, as determined by the Human Resources Committee. The Committee may establish conditions under which restrictions will lapse over a period of time or according to such other criteria as the Committee deems appropriate. The period of time that the Grant remains subject to restrictions, including restrictions on transferability, will be designated in the Grant Instrument as the “Restriction Period”. During the Restriction Period, the Grantee will not have the right to vote shares subject to a Restricted Stock Grant or receive any dividends or other distributions paid on such shares; nor may a Grantee sell, assign, transfer, pledge or otherwise dispose of the shares of common stock, except as described below in Limited Transferability of Grants. Subject to these limited exceptions, if a Grantee’s employment terminates during the Restriction Period, or if other specified conditions are not met, the restricted stock grant terminates with respect to all shares covered by the Grant as to which the restrictions have not lapsed; however, the Committee may provide complete or partial exceptions to this requirement as it deems appropriate. All restrictions imposed under the restricted stock grant lapse upon the expiration of the applicable Restriction Period. The Human Resources Committee may determine as to any or all restricted stock grants that the restrictions will lapse without regard to the Restriction Period.

Stock Appreciation Rights.     The Human Resources Committee may grant SARs to any Grantee separately or in tandem with any Stock Option, with respect to all or a portion of the applicable Stock Option. Such tandem rights may be granted either at or after the time the Stock Option is granted and while the Stock Option remains outstanding; however, in the case of an ISO, such rights may only be granted at the time the Stock Option is granted. The number of tandem SARs granted to a Grantee which are exercisable during any given period of time may not exceed the number of shares of common stock which the Grantee may purchase upon the exercise of the related Stock Option during such period of time. Upon the exercise of a Stock Option, the tandem SAR relating to common stock covered by such Stock Option will terminate; upon the exercise of a tandem SAR, the Stock Option relating to the common stock covered by such SAR will terminate.

The Human Resources Committee establishes the base amount of the SAR at the time of a Grant, which, unless determined otherwise, is equal to the fair market value of CSS common stock on the date of the SAR Grant, or, for a tandem SAR, the exercise price of the related Stock Option. Grants to non-exempt employees will not have a base amount less than 85 percent of fair market value on the date of the Grant. Upon a Grantee’s exercise of SARs, the Grantee receives in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised, payable in cash, common stock or a combination thereof, as determined by the Human Resources Committee. The stock appreciation for a SAR is the amount by which the fair market value of the underlying common stock on the date of exercise of the SAR exceeds the base amount of the SAR. A SAR is exercisable only during the period specified by the Human Resources Committee in the Grant Instrument, subject to such other restrictions as are specified in the Grant Instrument; a tandem SAR is exercisable only during the period when the Stock Option to which it relates is exercisable. Grants to non-exempt employees may not be exercisable for at least six months following the date of the Grant. The Committee may accelerate the exercisability of outstanding SARs at any time.

Other Awards.     The Human Resources Committee may grant shares of common stock of CSS as a bonus, or may grant other awards in lieu of the obligations of CSS or its subsidiaries to pay cash or deliver property under the 2004 Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Human Resources Committee.

Limited Transferability of Grants.     No Grant awarded under the 2004 Plan may be transferred, except by will or by the laws of descent and distribution or, for Grants other than ISOs and if specifically permitted by the Human Resources Committee, in connection with a domestic relations order or otherwise. In addition, the Human Resources Committee may provide in a Grant Instrument for the limited transfer of NQSOs to family members.

Amendment and Termination of the 2004 Plan.     The Board may amend or terminate the 2004 Plan at any time; provided, however, the Board will not amend the Plan without stockholder approval if such approval is required to comply with the Code or other applicable laws, or to comply with applicable stock exchange requirements. The 2004 Plan will terminate on August 3, 2014, unless terminated earlier by the Board, although Stock Options and SARs granted under the 2004 Plan prior to its termination will remain outstanding until exercised or until the end of the term of such Stock Options or SARs. The termination of the 2004 Plan will not impair the power and authority of the Human Resources Committee with regard to Grants that remain outstanding after termination of the 2004 Plan.

Amendment and Termination of Outstanding Grants.     A termination or amendment of the 2004 Plan that occurs after a Grant is made will not materially impair the rights of a Grantee unless the Grantee consents, provided, however, that the Human Resources Committee may revoke any Grant if it is contrary to applicable law or modify a Grant to bring it into compliance with any mandatory government regulation. An outstanding grant may otherwise be amended by Agreement of CSS and the Grantee consistent with the Plan.

Change of Control.     Upon a change of control of the Company, unless the Human Resources Committee determines otherwise, CSS will provide each Grantee holding outstanding Grants with at least ten days advance written notice of such event, all outstanding Stock Options and SARs will automatically accelerate and become fully exercisable and the restrictions and conditions on all outstanding restricted stock grants will immediately lapse. In the event of a change of control where CSS is not the surviving corporation, all outstanding Stock Options and SARs not previously exercised will be assumed by the successor company or replaced with comparable grants. In the alternative, the Committee may (i) require the surrender of outstanding Stock Options and SARs in exchange for cash or CSS common stock in an amount equal to the amount by which the fair market value of the shares of CSS common stock subject to the grants exceeds the exercise price of the Stock Options or the base amount of the SARs; or (ii) after providing the Grantee with an opportunity to exercise the Stock Options and SARs held by the Grantee, terminate any and all outstanding Stock Options and SARs.

Under the 2004 Plan, a change of control is deemed to have occurred upon the earliest of the following events: (i) the date any person, other than a person who is a stockholder on the effective date of the 2004 Plan, becomes a beneficial owner of more than 50 percent of the outstanding securities of CSS; (ii) the consummation of a merger or consolidation of CSS into another corporation after which the CSS stockholders will hold less than 50 percent of all votes in the surviving entity; (iii) the sale of substantially all the assets of CSS; or (iv) the liquidation or dissolution of CSS.

Federal Income Tax Consequences.     There are no federal income tax consequences to Grantees or to CSS upon the grant of an NQSO under the 2004 Plan. Upon the exercise of NQSOs, Grantees will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price of the NQSO, and CSS generally will be entitled to a corresponding federal income tax deduction. Upon the sale of shares of common stock acquired by exercise of an NQSO, a Grantee will have a capital gain or loss (long-term or short-term depending upon the length of time the shares were held) in an amount equal to the difference between the amount realized upon the sale and the Grantee’s adjusted tax basis in the shares of common stock (the exercise price plus the amount of ordinary income recognized by the Grantee at the time of exercise of the NQSO).

A Grantee of an ISO will not recognize taxable income for purposes of the regular income tax, upon either the grant or exercise of the ISO. However, for purposes of the alternative minimum tax imposed under the Code, in the year in which an ISO is exercised, the amount by which the fair market value of the shares of common stock acquired upon exercise exceeds the exercise price of the ISO will be treated as an item of adjustment and included in the computation of the recipient’s alternative minimum taxable income in the year of exercise. A Grantee will recognize long-term capital gain or loss on a disposition of the shares acquired upon exercise of an ISO, provided that the Grantee does not dispose of such shares within two years from the date the ISO was granted and within one year after such shares were transferred to the Grantee. If the Grantee satisfies the foregoing holding periods, then CSS will not be allowed a deduction by reason of the grant or exercise of the ISO. As a general rule, if a Grantee disposes of the shares acquired upon exercise of an ISO before satisfying both holding period requirements (a “disqualifying disposition”), the gain recognized on such a disposition will be taxed as ordinary income to the extent of the difference between the fair market value of such shares on the date of exercise and the option price, and CSS will be entitled to a deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income on such a disqualifying disposition will be a long-term or short-term capital gain, depending upon the length of time the Grantee held the shares prior to the disposition.

A Grantee normally will not recognize taxable income upon the award of a Restricted Stock Grant, and CSS will not be entitled to a deduction, until such stock is transferable by the Grantee or no longer subject to a “substantial risk of forfeiture” for federal tax purposes, whichever occurs first. When the common stock is either transferable or is no longer subject to a “substantial risk of forfeiture”, the Grantee will recognize ordinary compensation income in an amount equal to the fair market value of the common stock at that time, and CSS will be entitled to a deduction in the same amount. A Grantee may, however, elect to recognize ordinary compensation income in the year the Restricted Stock Grant is awarded in an amount equal to the fair market value of the common stock at that time, determined without regard to the restrictions. In such event, CSS will be entitled to a deduction in the same year.

The Grantee will not recognize any income upon the grant of a SAR. Upon the exercise of a SAR, the Grantee will recognize ordinary compensation income in the amount of both the cash and the fair market value of the shares of common stock received upon such exercise, and CSS is entitled to a corresponding deduction.

Section 162(m) of the Code.     Under Section 162(m) of the Code, CSS may be precluded from claiming a federal income tax deduction for total remuneration in excess of $1,000,000 paid to its Chief Executive Officer or to any of the other four most highly compensated officers in any one year. Total remuneration includes amounts received by such officers upon the exercise of Stock Options and SARs and the value of shares of restricted stock at the time the Restriction Period lapses with respect to those shares. An exception does exist, however, for “performance-based compensation,” including amounts received upon the exercise of Stock Options and SARs pursuant to a plan approved by stockholders that meets certain requirements. The 2004 Plan is intended to satisfy these requirements; therefore, Grants of Stock Options and SARs thereunder will generally qualify as “performance-based compensation”. Restricted Stock Grants may qualify as “performance-based compensation” depending on the terms of the grant.

APPROVAL OF AMENDMENTS TO CERTIFICATE OF INCORPORATION

The Board has proposed amendments to the CSS Certificate of Incorporation to increase the authorized number of shares of CSS common stock from 20,000,000 to 25,000,000 shares. The additional authorized shares of common stock would be available for issuance by CSS from time to time in connection with possible public offerings, private placements, investment opportunities, acquisitions, stock dividends, a stock split or for other corporate purposes. If the proposed amendments to the Certificate of Incorporation are authorized, the Board will have the authority to issue the additional shares of authorized common stock without further action by stockholders, except as required by applicable law or regulation. The Board believes it would be advantageous to

CSS to be in a position to issue additional shares of common stock without the delay involved in seeking approval of stockholders if one or more suitable opportunities are presented.

Although the Board would only authorize the issuance of additional shares of common stock based on its judgment as to the best interests of CSS and its stockholders, the issuance of additional authorized shares could have the effect of dilution of the voting power or book value per share of the outstanding shares of common stock. At present, there are no commitments to issue additional shares of common stock, except as may be required in connection with the exercise of outstanding employee Stock Options. As of June 8, 2004, 11,920,813 shares of common stock were outstanding. In addition, 884,528 shares were reserved for issuance under the 1994 Plan, 231,000 were reserved for issuance under the 2000 Plan and 2,000,000 shares will be reserved for issuance under the terms of the 2004 Plan, if the 2004 Plan is approved by the stockholders. Each additional share of common stock authorized by the proposed amendments will have the same rights and privileges as each share of common stock currently authorized or outstanding. Stockholders will have no preemptive rights to receive or purchase any of the common stock authorized by the proposed amendments.

The amendments will become effective, if approved by the stockholders at the Meeting, upon the filing of a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware, which would be expected to be accomplished promptly following stockholder approval. The adoption of these amendments to the Certificate of Incorporation will require the affirmative vote of the holders of a majority of the outstanding shares of common stock.

If the amendments to the CSS Certificate of Incorporation are approved, subparagraphs (1) and (3) of Article FOURTH will read as follows:

“FOURTH: (1) The total number of shares which the Corporation shall be authorized to issue is 26,029,036. Of such shares, 1,029,036 shall be Preferred Stock and 25,000,000 shall be Common Stock, which shall have a par value of $.10 per share.

*          *          *

(3) Common Stock.     The 25,000,000 shares of Common Stock shall have a par value of $.10 per share, shall be entitled to one vote for each share, and shall be subject to the preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of the Preferred Stock as shall be stated and expressed by the resolution or resolutions providing for the issuance of such Preferred Stock, as may be adopted by the Board of Directors in accordance with subparagraph (2) hereof”.

The board unanimously recommends a vote FOR approval of the amendments to the Certificate of Incorporation.

DISCLOSURE WITH RESPECT TO CSS’ EQUITY COMPENSATION PLANS

The following table shows information as of March 31, 2004 about the 1994 Plan, 1995 Plan and the 2000 Plan, which are CSS’ only equity compensation plans currently in effect and were approved by the stockholders of CSS.

Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options(1)	Weighted-average exercise price of outstanding options(1)	Number of securities remaining available for future issuance under equity compensation plans(1)

Equity compensation plans approved by security holders	2,102,986	$17.92	1,386,528

Equity compensation plans not approved by security holders	—	—	—

Total	2,102,986	$17.92	1,386,528

(1)	Adjusted as to price and amount to reflect a 3 for 2 stock split on July 10, 2003.

OUR EXECUTIVE OFFICERS

Please review the information in this Proxy Statement about our current executive officers. The names and biographical information of those executive officers who are not directors are set forth below. Our executive officers are elected annually by the Board to serve until their successors are elected and qualified or until their earlier resignation or removal.

Steven A. Cohen
Mr. Cohen, 50, has been our Vice President — Licensing since June 1999. From October 1989 to June 1999, he served as Executive Vice President of Disguise Inc., a manufacturer and distributor of costumes, and its predecessor in interest.

John J. Nucero
Mr. Nucero, 45, has been our Vice President – Internal Audit since August 2002. From January 2000 to August 2002, Mr. Nucero served as Vice President — Business Development. For over five years until December 1999, he served in various capacities with Paper Magic Group, Inc. (“Paper Magic”), most recently as its Senior Vice President — Finance. Paper Magic is a subsidiary of CSS.

Clifford E. Pietrafitta	Mr. Pietrafitta, 42, has been our Vice President — Finance since November 1995 and has been our Chief Financial Officer since January 1999. From 1991 to January 1999, he was our Treasurer.

Stefanie L. Smoke
Ms. Smoke, 37, has been our Treasurer and an Assistant Secretary since December 2001. Ms. Smoke has been our Corporate Controller since May 2000. From April 1997 to May 2000, she served as Vice President of Finance and Accounting of Kitchen & Company, Inc., a retailer of houseware products.

EXECUTIVE COMPENSATION

The following table shows the total compensation of our Chief Executive Officer and the four other most highly compensated executive officers for services performed for the fiscal years ended March 31, 2004, 2003 and 2002.

SUMMARY COMPENSATION TABLE

				Long Term Compensation Awards

		Annual Compensation

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Securities Underlying Options (1) (#)	All Other Compensation ($)

David J. M. Erskine	4/1/03 – 3/31/04	442,000	697,717	19,351	48,408	(2)
President and Chief	4/1/02 – 3/31/03	426,063	411,487	0	65,006
Executive Officer	4/1/01 – 3/31/02	398,000	564,663	32,400	43,988

Jack Farber	4/1/03 – 3/31/04	429,250	631,589	0	45,091	(3)
Chairman of the Board and	4/1/02 – 3/31/03	426,063	365,766	0	60,132
Former President and	4/1/01 – 3/31/02	425,000	496,908	0	48,994
Chief Executive Officer of CSS

Stephen V. Dubin	4/1/03 – 3/31/04	292,000	477,850	12,750	32,199	(4)
Executive Vice President,	4/1/02 – 3/31/03	281,703	290,203	0	42,587
Secretary and	4/1/01 – 3/31/02	272,750	378,663	22,500	29,828
General Counsel

Steven A. Cohen	4/1/03 – 3/31/04	258,000	179,346	7,500	18,887	(5)
Vice President — Licensing	4/1/02 – 3/31/03	245,495	102,415	0	23,075
	4/1/01 – 3/31/02	240,250	139,134	13,200	19,236

Clifford E. Pietrafitta	4/1/03 – 3/31/04	207,000	356,737	8,700	21,455	(6)
Vice President — Finance	4/1/02 – 3/31/03	190,475	197,858	0	28,080
and Chief Financial Officer	4/1/01 – 3/31/02	178,750	258,083	14,550	18,998

(1)	Such shares of common stock have been adjusted to reflect a 3 for 2 stock split on July 10, 2003.

(2)
Includes $9,390 contributed by CSS under the Section 401 (k) portion of the 401 (k) Profit Sharing Plan of Cleo Inc (“Cleo Profit Sharing Plan”) and $39,018 contributed by CSS under a supplemental executive retirement plan.

(3)	Includes $9,390 contributed by CSS under the Cleo Profit Sharing Plan and $35,701 contributed by CSS under a supplemental executive retirement plan.

(4)	Includes $9,390 contributed by CSS under the Cleo Profit Sharing Plan and $22,809 contributed by CSS under a supplemental executive retirement plan.

(5)	Includes $9,390 contributed by CSS under the Cleo Profit Sharing Plan and $9,497 contributed by CSS under a supplemental executive retirement plan.

(6)	Includes $9,390 contributed by CSS under the Cleo Profit Sharing Plan and $12,065 contributed by CSS under a supplemental executive retirement plan.

Stock Option Grants in Fiscal 2004

	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted To Employees in Fiscal Year			Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Stock Option Term(3)

Name			Exercise Price ($/Share)(2)	Expiration Date	5% ($)	10% ($)

Jack Farber	—	—	—	—	—	—
David J. M. Erskine	19,351	7.5	23.83	4/24/13	290,005	734,929
Stephen V. Dubin	12,750	4.9	23.83	4/24/13	191,079	484,231
Steven A. Cohen	7,500	2.9	23.83	4/24/13	112,399	284,842
Clifford E. Pietrafitta	8,700	3.4	23.83	4/24/13	130,383	330,416

(1)
These Stock Options were granted under the 1994 Plan. The Stock Options vest as to one quarter of the underlying shares on each of the first four anniversaries of the date of grant. Such Stock Options have been adjusted as to price and amount to reflect a 3 for 2 stock split on July 10, 2003.

(2)	The exercise price is equal to the last sale price of a share of CSS common stock as reported on the NYSE on the trading day preceding the date of grant.

(3)
Amounts represent hypothetical gains that could be achieved for the respective Stock Options if exercised at the end of the Stock Option term. These gains are based on assumed rates of stock price appreciation of five percent and ten percent compounded annually from the date the respective Stock Options were granted to their expiration date based upon the closing market price on the date of grant. These assumptions are not intended to forecast future appreciation of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of Stock Option exercises or sales of appreciated stock.

On April 19, 2004, Stock Options were granted to the officers named in the Summary Compensation Table other than Mr. Farber. The number of shares of common stock underlying grants made to these officers is as follows: Mr. Erskine, 19,400; Mr. Dubin, 8,600; Mr. Cohen, 7,600; and Mr. Pietrafitta, 9,100. The exercise price of the Stock Options was $34.12, which was the closing price per share for CSS common stock reported on the NYSE on the last trading date preceding the grants.

Fiscal Year End Stock Option Exercises and Stock Option Values

The table below shows information regarding Stock Options exercised during the fiscal year ended March 31, 2004 and the value of unexercised options at March 31, 2004 held by our five most highly compensated executive officers.

	Shares Acquired on Exercise(1)	Value Realized ($)	Number of Securities Underlying Unexercised Stock Options at March 31, 2004(2)		Value of Unexercised In-the-Money Stock Options at March 31, 2004 ($)(3)

Name			Exercisable	Unexercisable	Exercisable	Unexercisable

David J. M. Erskine	13,500	171,390	298,126	45,677	4,870,664	648,832
Jack Farber	0	0	0	0	0	0
Stephen V. Dubin	61,348	717,942	111,455	31,050	1,884,068	444,336
Steven A. Cohen	5,588	81,664	59,514	18,150	989,090	259,229
Clifford E. Pietrafitta	22,500	396,864	81,975	21,226	1,395,609	304,886

(1)
Stock Options exercised relate to Stock Options to acquire our common stock granted under the 1994 Plan and reflects adjustment in number of Stock Options resulting from the 3 for 2 stock split on July 10, 2003.

(2)
Relates to exercisable and unexercisable Stock Options to acquire common stock granted under the 1994 Plan and reflects adjustment in number of Stock Options resulting from the 3 for 2 stock split on July 10, 2003.

(3)	Based on $33.25 per share, which was the last reported sales price of CSS common stock reported on the NYSE on March 31, 2004.

Supplemental Executive Retirement Benefits and Other Deferred Compensation Arrangements

Under applicable provisions of the Code, we are required to disregard an employee’s annual compensation in excess of a specified dollar amount ($205,000 in 2004 and $200,000 in 2003) in determining the profit-sharing plan contribution that is made on behalf of such employee. We established our supplemental executive retirement plan (“SERP”) to provide additional retirement benefits to eligible employees, with regard to compensation in excess of this dollar limit.

Under the CSS SERP, all eligible employees in the United States are entitled to have an amount credited for their benefit on our books equal to the product of (x) the percentage then used in deriving the dollar amount approved by the relevant participating company’s board as such company’s profit sharing plan contribution for such calendar year and (y) the difference between the employee’s total cash compensation for such calendar year and the dollar amount of the compensation limitation. Participant balances are adjusted by the investment performance of various investment benchmarks as selected by the participant. All amounts payable to any employee for whose benefit amounts have been credited represent an unsecured debt of CSS.

Under an agreement dated March 3, 1993, Mr. Dubin became eligible for certain unfunded non-qualified annual retirement benefits and death benefits. Benefits are payable upon termination of active employment. A pre-retirement death benefit is also available under this agreement. The annual retirement benefit is a fixed annual payment of $58,123 for fifteen years. Although we had no obligation to fund the benefits provided by this agreement, we purchased a life insurance policy on the life of Mr. Dubin to provide funding for such benefits.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of three directors who are independent as determined in accordance with applicable SEC Rules and NYSE Rules relating to governance and operates under a written charter adopted by the Board.

Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report on them. The Committee’s responsibility is to monitor and oversee these processes.

In this context, the Committee has met and held discussions with management and the independent accountants. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (“Communication with Audit Committee”). The Company’s independent accountants also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), and the Committee discussed with the independent accountants that firm’s independence.

The Committee meets with the Company’s internal audit staff and its independent accountants, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the quality of the Company’s financial reporting.

Based upon the Committee’s review of the consolidated financial statements and discussion with management, internal audit staff and the independent accountants described above, the Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2004 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE Leonard E. Grossman, Chairman James H. Bromley James E. Ksansnak

HUMAN RESOURCES COMMITTEE REPORT

The Human Resources Committee is comprised of four directors, all of whom are independent as determined in accordance with applicable NYSE Rules relating to governance and operates under a written Charter adopted by the Board.

The Human Resources Committee oversees the development and implementation of compensation policies, plans and programs designed to encourage the enhancement of our profitability, and consequently stockholder value. These objectives are addressed by relating a substantial portion of the compensation of our senior management to our financial performance. In essence, this portion of compensation is “at-risk” incentive compensation that is tied in part to an executive’s contribution to the successful financial performance of CSS. The Human Resources Committee also administers and makes grants under the 1994 Plan and will have similar powers under the 2004 Plan if the 2004 Plan is approved by the stockholders. In addition to providing incentives for financial performance, annual and longer term incentive compensation is designed to attract and retain members of senior management who possess outstanding abilities and to motivate them to achieve excellent performance.

Our compensation program for senior management consists of base salary, annual performance bonuses, and longer term incentive compensation which may be in the form of Stock Options, restricted stock grants and stock appreciation rights, benefits available generally to our employees (including retirement benefits under profit sharing plans) and supplemental retirement plans or deferred compensation agreements. The “at-risk” portion of the compensation program is significant relative to overall compensation.

Base salary levels for our executive officers with base salaries exceeding $150,000 per annum are reviewed on an annual basis by the Human Resources Committee. The Committee utilizes in part compensation survey information and also takes into consideration the position’s complexity, responsibility and need for special expertise. In this regard, salary levels for our 2004 fiscal year were based upon survey information indicating a projected average salary fund increase of 3.5 percent for the year. Base salaries also reflected individual experience and achievement of individual preset performance objectives. Such objectives include achievement of budget goals, improvement in reporting quality, license acquisition and corporate development. We considered the recommendations of the President and Chief Executive Officer of CSS in determining the compensation levels of the other executive officers. The Human Resources Committee applied no specific weight to these factors.

Incentive compensation was provided under a bonus pool that was principally derived by multiplying the base salary of each executive officer by a specified percentage, which differed among the executives. Up to 50 percent of the maximum potential bonus payment was based on the Company’s achievement of specified levels of diluted earnings per common share, with no payment if diluted earnings per common share did not reach a designated threshold level, the full 50 percent payable if the target level was reached and a greater amount payable if the target level was exceeded. The remaining 50 percent of the maximum potential bonus payment was based upon the achievement of personal objectives established in advance of the fiscal year. Among the factors considered were inventory management, successful completion of internal audit projects and development of human resources related strategies. For the fiscal year ended March 31, 2004, CSS’ diluted earnings per common share exceeded the target level, so that each executive received an amount in excess of the bonus payment attributable to the target level diluted earnings per common share. Payment of the remaining portion of the bonus amount varied among executive officers based on the Committee’s determination of the executive’s achievement of his or her performance objectives.

In determining Mr. Erskine’s base salary, the Human Resources Committee has taken into consideration pay levels of chief executive officers of other companies of comparable size, the base salary levels of other officers of CSS and Mr. Erskine’s overall management strengths and achievement of preset performance objectives, including achievement of budgetary goals, integration of acquisitions and improvement of foreign sourcing as evidenced by CSS’ financial results. The Human Resources Committee does not apply any specific weight to these factors. Mr. Erskine’s incentive compensation was determined based upon the same bonus criteria applicable to other executives. Individual performance criteria applicable to 50 percent of Mr. Erskine’s maximum potential bonus payment included certain financial and operational improvements of a CSS business unit, meeting the corporate budget fully and successfully integrating recent acquisitions and sourcing activities. As was the case with other executives, Mr. Erskine received a bonus payment based on the achievement by CSS of diluted earnings per common share in excess of the target amount and was awarded a portion of the remaining potential bonus payment based on partial achievement of his performance goals.

The Human Resources Committee annually considers the desirability of granting to officers and certain other employees of CSS and CSS’ principal operating subsidiaries Stock Options, restricted stock grants and stock appreciation rights under the 1994 Plan and will hereafter do so with respect to these grants and awards, as well as with respect to other equity based awards under the 2004 Plan if it is approved by the stockholders. The objective of the 1994 Plan and the 2004 Plan are to encourage the participants to contribute materially to the growth of CSS, thereby benefiting CSS’ stockholders, and aligning the economic interests of the participants with those of the stockholders. The Human Resources Committee typically applies a formula to determine the number of options to be granted to an executive. Generally, the number of options granted to an executive is determined by dividing the dollar amount of a specified percentage of an executive’s base salary by the market price of a share of CSS common stock at the time of grant. However, the Committee may determine to utilize a price per share of CSS common stock that is in excess of the market value of a share of CSS common stock, or to otherwise adjust the number of options granted to an executive based on such factors as the Committee may deem appropriate. There is no specific criteria relating to the use of a price that is above the market price or relating to other factors the Committee may determine to apply. Options awarded to Mr. Erskine were determined utilizing the same methodology as applied to other executives.

Payments relating to the fiscal year ended March 31, 2004 to our senior management under the various programs discussed above were made following consideration of Section 162(m) of the Internal Revenue Code, which limits the deduction that may be claimed by a “public company” for total compensation in excess of $1 million paid to the chief executive officer or to any of the other four most highly compensated officers unless the compensation qualifies as “performance-based compensation.” The 1994 Plan and the 2004 Plan were designed to enable Stock Options and stock appreciation rights granted under such plans generally to qualify as “performance-based compensation.”

HUMAN RESOURCES COMMITTEE James E. Ksansnak, Chairman James H. Bromley Rebecca C. Matthias Michael L. Sanyour

Performance Graph

The graph below compares the cumulative total stockholders’ return on our common stock for the period from April 1, 1999 through March 31, 2004, with (i) the cumulative total return on the Standard and Poors 500 (“S&P 500”) Index and (ii) a peer group, as described below (assuming the investment of $100 in common stock, the S&P 500 Index, and the peer group on April 1, 1999 and reinvestment of all dividends).

The peer group utilized consisted of American Greetings Corporation, Blyth, Inc., Department 56, Inc., Russ Berrie and Company Inc. and Enesco Group, Inc. We have selected this group as our peer group because they are engaged in businesses that are sometimes categorized with our business. However, our management believes that a comparison of our performance to this peer group will be flawed, because the businesses of the peer group companies are in large part different from ours. In this regard, we compete with only one division of American Greetings, Blyth is principally focused on fragranced candle products and related candle accessories, competing only with some of our products through two divisions, and the other companies principally sell collectible and/or giftware items.

CERTAIN TRANSACTIONS

On February 13, 2004, we purchased an aggregate of 50,000 shares of our common stock from Stephen V. Dubin, a director and Executive Vice President, Secretary and General Counsel of CSS at a price of $30.55 per share, which was $0.35 per share lower than the closing price reported on the New York Stock Exchange on February 12, 2004. This transaction was approved by a special committee of the Board on February 12, 2004. On February 17, 2004, we purchased 30,000 shares of our common stock from Ellen B. Kurtzman, the deemed beneficial owner of approximately 25 percent of CSS’ issued and outstanding common stock and the daughter of Jack Farber, the Company’s Chairman of the Board, and 20,000 shares of our common stock from two trusts for the benefit of Ms. Kurtzman’s nephew and one of her sons, of which Ms. Kurtzman is a co-trustee, at the same price of $30.55 per share previously negotiated with Mr. Dubin. These transactions were approved by a Special Committee of the Board on the immediately preceding trading day, February 13, 2004. On March 8, 2004, we purchased 20,000 shares of our common stock from a trust for the benefit of Mr. Farber’s son, of which Mr. Farber is a co-trustee and on March 9, 2004, we purchased 30,000 shares from James H. Bromley, a director of CSS. In both cases, the purchases were at a price of $31.34 per share, which was $0.35 lower than the closing price reported on the New York Stock Exchange on March 3, 2004. These transactions had been proposed by the selling stockholders on March 4, 2004 and were approved by a special committee of the Board on March 8, 2004.

All of these purchases were made pursuant to our previously announced stock repurchase program. The terms of each purchase were negotiated on our behalf by a Special Committee of the Board consisting of three independent directors: Michael L. Sanyour (Chairperson), James E. Ksansnak and Rebecca C. Matthias.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and beneficial owners of more than ten percent of our common stock to file reports of ownership of our securities and changes in ownership with the SEC. Based on our review of Section 16(a) filings, we believe that all filings required to be made during the fiscal year ended March 31, 2004 were made on a timely basis, except as follows: Mr. Nucero filed a report after the applicable due date with respect to his disposition of a fractional share interest of 0.104 shares as a result of his termination of participation in our Employee Stock Purchase Plan.

STOCKHOLDER PROPOSALS

Any stockholder proposal to be presented at the 2005 Annual Meeting of Stockholders must be received by us on or before February 24, 2005 in order to be considered for inclusion in the proxy statement relating to the meeting. If a stockholder does not seek to have a proposal included in the proxy statement, but nevertheless wishes to present a proper proposal at the 2005 Annual Meeting of Stockholders, and the proposal is received by us on or before May 10, 2005, we will provide information in the proxy statement relating to that meeting as to the nature of the proposal and how persons named in the proxy solicited by the Board intend to exercise their discretion to vote on the matter.

CSS INDUSTRIES, INC.

By:	Stephen V. Dubin, Executive Vice President and Secretary

Philadelphia, Pennsylvania
June 24, 2004

ANNUAL MEETING OF STOCKHOLDERS OF

CSS INDUSTRIES, INC.

August 4, 2004

Please date, sign and mail
your Proxy card in the
envelope provided as soon
as possible.

Please detach and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. Election of Directors:		2.	Approval of 2004 Equity Compensation Plan	FOR	AGAINST	ABSTAIN
NOMINEES:
FOR ALL NOMINEES	James H. Bromley Stephen V. Dubin David J.M. Erskine Jack Farber Leonard E. Grossman James E. Ksansnak Rebecca C. Matthias Michael L. Sanyour
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.
WITHHOLD AUTHORITY FOR ALL NOMINEES
		3.	Approval of an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock.	FOR	AGAINST	ABSTAIN

FOR ALL EXCEPT (See instructions below)
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES”.

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write the nominee name(s) below:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder	Date:	Signature of Stockholder	Date:
Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person, giving full title as such.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF CSS INDUSTRIES, INC.

     The undersigned hereby appoints James H. Bromley, Rebecca C. Matthias and Michael L. Sanyour, and each of them acting singly, proxies of the undersigned stockholder with full power of substitution to each of them, to vote all shares of Common Stock of CSS Industries, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at The Rittenhouse, 210 West Rittenhouse Square, Philadelphia, PA 19103, on Wednesday, August 4, 2004, at 9:30 a.m. (local time) and any adjournments thereof.

     This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder and in the discretion of the holders of this Proxy upon such other matters as may properly come before the annual meeting or any adjournments thereof. With respect to the election of directors and the two proposals, if directions are not provided by the undersigned stockholder, this Proxy will be voted “FOR ALL NOMINEES” for election to the Board of Directors and “FOR” the proposals to approve the 2004 Equity Compensation Plan and to amend the Company’s Certificate of Incorporation.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE SIGN AND DATE THIS PROXY
ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side)

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